Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Realizes Additional Sales of EcaFlo(TM) Equipment in Food Processing Industry

Wednesday March 15, 9:17 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--March 15, 2006--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced the sale of two EcaFlo(TM) Model 160 MLPs to an industry leader specializing in the introduction of Electro-Chemical Activation ("ECA") solutions into food processing applications.

I.E.T., Inc., the wholly-owned operating subsidiary of IEVM, through its engineering and production department, re-designed and manufactured a new model of EcaFlo(TM) equipment to meet the requirements of specific food processing customers. Stuart Emmons, P.E., manager of I.E.T.'s engineering and production department, stated, "Effective modifications were designed and made to our existing Model 160 so higher volumes of anolyte are reliably produced at neutral pH, moderate ppm FAC (parts per million of free available 'chlorine') and high ORP (oxidation reduction potential)." Emmons added, "We are flexible enough to make these kinds of changes in our equipment in order to meet our customers' needs, while making certain that the reliability factor that our equipment is known for is never compromised."

IEVM's EcaFlo(TM) equipment produces anolyte and catholyte. Anolyte is a highly effective "natural" biocide. Catholyte is a mild detergent and degreaser. Both EcaFlo(TM) solutions are non-hazardous and environmentally-responsible.

About Integrated Environmental Technologies, Ltd. and its wholly-owned operating subsidiary I.E.T., Inc.:

EcaFlo(TM) Division - IEVM is licensed in the United States by Electro-Chemical Technologies, Ltd. The EcaFlo(TM) Division designs, markets, assembles and sells equipment under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA) that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

To learn more about IEVM's EcaFlo(TM) Division, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale of the Model 160 MLP unit, future opportunities and any other effect, result or aspect of EcaFlo(TM) equipment and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the sale of EcaFlo(TM) equipment, the state of the Company's current operations, results of tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, the Company's sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company's EcaFlo(TM) equipment, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd., Little River

William E. Prince, 843-390-2500

president@ietltd.net